UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 14, 2006

CHAPEAU, INC.
(Exact Name of Registrant as Specified in Charter)

Utah	033-01289-D	87-0431831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1190 Suncast Lane, Suite 2, El Dorado Hills, California 95762
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (916) 939-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective March 10, 2006 Chapeau, Inc., a Utah corporation (“Chapeau”) issued a convertible promissory note (the “Note”) in the principal amount of $3,000,000 in favor of the Gordon V. and Helen C. Smith Foundation (the “Lender”), a current stockholder of Chapeau. Gordon V. Smith, President of the Lender, is a director of Chapeau. The Note accrues interest at the rate of 12% per annum, payable quarterly, with the unpaid principal and accrued interest payable in full on March 10, 2009. Principal and accrued interest under the Note are convertible by the Lender into shares of Chapeau’s common stock at any time during the first year at a conversion rate of $1.25.

Under the terms of the Note, among other things, Chapeau paid Lender a commitment fee in the amount of $30,000, which amount was deducted from the proceeds disbursed to Chapeau under the Note. In addition, after March 10, 2007, the conversion rate will be the lower of 75% of the average closing price of Chapeau’s common stock, as quoted on the OTC Bulletin Board or other listing service or exchange, for the 90 calendar days immediately preceding the date of such conversion or $1.25 per share.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 above is incorporated herein by reference. The sale and issuance of the Note is, and the issuance of the common stock upon conversion of the Note will be, exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as not being a public offering.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2006	CHAPEAU, INC.
(Registrant)

	By:	/s/ Guy A. Archbold
Guy A. Archbold
Chief Executive Officer